Exhibit 8.2

Dentons Europe LLP Rechtsanwälte Steuerberater Thurn-und-Taxis-Platz 6 60313 Frankfurt am Main Germany

dentons.com

Exhibit No. 8.2. - OPINION LETTER

Addressee:	ATAI Life Sciences B.V.

From:	Dentons Europe LLP

Date:	11 June 2021

Statements as to German tax law on Form S-1 of the Registration Statement of ATAI Life Sciences B.V.

Dear Sir or Madam,

I.	Introduction

We acted as tax counsel as to matters of German tax law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

II.	Legal Requirements

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or any other information, contained in any document reviewed by us. In rendering the opinion expressed in this opinion letter, we reviewed and relied upon the Registration Statement. We did not investigate or verify any factual matter disclosed to us in the course of our review.

This opinion represents our best legal judgment, which may be subject to challenge by any governmental agency or the courts and is not binding on any governmental agency or the courts. This opinion is based upon and confined to the tax laws of Germany presently in force, as currently applied and construed by the tax authorities and tax courts (including the European Court of Justice) in Germany. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We made no investigation of and this opinion does not address the laws of any jurisdiction other than Germany. This opinion is subject to German law.

We do not express any opinion on commercial, accounting or non-legal matters or on the ability of the Company to meet its obligations under the Registration Statement. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion.

This opinion expresses and describes German legal concepts in English and not in their original forms. Therefore, it cannot be ruled out that due to differences of legal systems some words or phrases may have different connotations than the German words or phrases would have. Where English terms and expressions are used, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to

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the equivalent German concepts under German tax law. Where we included the relevant German expressions these shall prevail over their English translation. This opinion and any issues of interpretation or liability thereunder are governed by the substantive laws of Germany. The exclusive place of jurisdiction is Berlin, Germany.

This opinion letter may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than the Addressee, its legal advisors, and its auditors and any permitted assignees, in each case for purposes of the Offering only in connection with the Registration Statement.

Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by German law and shall be subject to the general terms and conditions of Dentons Europe LLP.

This opinion is given subject to the proviso that to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct (Vorsatz) or fraud) (a) there is – without limiting any potential liability of Dentons Europe LLP as such – no assumption of a personal duty of care (keine persönliche Sorgfaltspflicht) by or liability of, any individual who is a partner of, member of, employee of or consultant to Dentons Europe LLP or any other member of the group of Dentons undertakings and that (b) no Addressee of this opinion is entitled to bring any claim against any Dentons Individual (Ausschluss der persönlichen Haftung) and will instead confine any claim to Dentons Europe LLP (and for this purpose, “claim” means (save only where law and regulation requires otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

Ill.	Scope of Inquiry

For the purpose of this opinion, we have examined, and relied upon the accuracy of the factual statements in, the Registration Statement, which we determined and deemed the only document rendering this opinion.

IV.	Assumptions

For the purposes of this opinion letter, we have assumed but have not independently verified:

a)	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us;

b)

the place of effective management of the Company is and will remain in Germany, and the Company will be considered a tax resident of Germany for the purpose of any double tax treaty concluded and effective between Germany and any other country;

c)	the Company will be able, if required, to sufficiently demonstrate to the German tax authorities that its effective place of management is and has been continuously in Germany;

d)

the factual statements and assumptions made in the Registration Statement are true, correct and complete in all respects. All agreements expected to be entered into in the Registration Statement and this opinion letter will be entered into as expected and will provide for the terms and conditions expected to be agreed to in the Registration Statement and this opinion letter.

Where these assumptions refer to facts that have been realized or are assumed to have been realized as of the date of this opinion letter we have not carried out any inquiry to confirm whether the respective assumption is correct and we do not accept any obligation or liability to carry out any such inquiry.

V.	Opinion Statement

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

The descriptions of German tax considerations in the section “Material Tax Considerations – Material German Tax Considerations” of the Registration Statement fairly summarize applicable German tax law in all material aspects as of the date thereof.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Dentons Europe LLP in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

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This opinion is given by Dentons Europe LLP. In this opinion the expressions “we”, “us” and “our” and like expressions should be construed accordingly.

Yours sincerely,

Dentons Europe LLP

***

Davis Brown ● East African Law Chambers ● Eric Silwamba, Jalasi & Linyama ● Durham Jones & Pinegar ● LEAD Advogados ● Rattagan Macchiavello Arocena ● Jiménez de Aréchaga, Viana & Brause ● Lee International ● Kensington Swan ● Bingham Greenebaum ● Cohen & Grigsby ● Sayarh & Menjra ● Larrain Rencoret ● For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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EXHIBIT A

“Addressee”	ATAI Life Sciences B.V.

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.10 each.

“Company”	ATAI Life Sciences B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, its registered office at C/O Mindspace, Krausenstraße 9-10 (10117) Berlin, Federal Republic of Germany, and registered with the trade register of the Chamber of Commerce under number 80299776 to be converted into ATAI Life Sciences N.V.

“Dentons Individual”	Any individual who is a partner of, member of, employee of or consultant to Dentons Europe LLP or any other member of the group of Dentons undertakings.

“Germany”	The Federal Republic of Germany.

“Offering”	The offering of Common Shares in the Company’s capital as contemplated by the Registration Statement.

“Registration Statement”	The Company’s registration statement on Form S-1 as filed with the United States Securities and Exchange Commission on 11 June 2021 in connection with the Offering, reviewed by us.

“SEC”	United States Securities and Exchange Commission.